EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 6th day of March, 2007 (the “Effective Date”) by and between JUMA ACQUISITION CORP., a Delaware corporation with offices located at 154 Toledo Street, Farmingdale, New York 11735 (Juma Acquisition Corp., together with its affiliates, hereinafter, the “Company”) and Albert Rodriquez, an individual with an address at [_______________] (hereinafter, the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in a business that includes the installation and wiring of Digital Video Surveillance and Recording Systems, Access Control Security Systems, Network Data Security, Phone Systems, Information Technology (IT) Services and Related Equipment, that is provided to its corporate, commercial, retail, business and educational customers; and

WHEREAS, the Company desires to employ the Employee as [_____________], and desires to provide him with compensation and other benefits on the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee wishes to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;

NOW THEREFORE, it is hereby agreed by and between the parties as follows:

1.       Employment.

(a)       Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee during the term hereof as its [____________]

(b)       Subject to the terms and conditions of this Agreement, Employee hereby accepts employment as [____________] of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities on behalf of the Company, or at the Company’s option, any affiliate of the Company in connection therewith.

2.       Term of Employment. Employee’s term of employment under this Agreement (the “Term”) commenced on the Effective Date and, subject to the terms hereof, shall continue for two (2) years until March 5, 2009. At such time, this Agreement shall automatically terminate.

3.       Compensation.

(a)       Salary. During the Term, the Company shall pay Employee a base salary at the rate of One Hundred Twenty-Five Thousand Dollars ($125,000) per annum (“Base Salary”). The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly.

(b)       Bonus. As an inducement to the Employee, during the Term of this Agreement and any renewal or extension period thereafter, the Employee, provided Employee is duly employed by the Company in accordance with the terms hereof at the time of the award of such bonus, shall be entitled to receive an annual bonus in the amount and pursuant to the terms and conditions set forth in Schedule A attached hereto.

(c)       Compensation Plans and Programs. Employee shall be eligible to participate in the Company’s 2006 Stock Option Plan or any other compensation plan maintained by the Company in which other employees of the Company participate, on similar terms.

4.       Employee Benefits.

(a)       Medical and Dental Plans. The Company shall provide to the Employee and his family, during the Term, or any renewal or extension thereafter, with coverage under all employee medical and dental benefit programs, plans or practices adopted by the Company and made available to all employees of the Company.

(b)       Life and Disability Insurance Benefit Plans. The Company shall provide Employee during the Term, or any renewal or extension thereafter, with coverage under all employee life insurance and disability insurance plans as may be adopted and in effect by the Company and made available to all employees of the Company.

(c)       Vacation Benefit. The Employee shall be entitled to three (3) weeks paid vacation in each calendar year (but no more than ten (10) consecutive business days at any given time), which shall be taken at such times as are consistent with Employee’s responsibilities hereunder. The Employee’s vacation schedule shall be submitted and approved by the Company. The Employee agrees and understands that vacation days shall not be taken during any period upon which the Company is undergoing a financial audit by its approved financial auditors. Unless otherwise approved by the Company, any vacation days not taken in any calendar year shall be forfeited without payment therefore.

5.       Termination of Employment. The Company may terminate Employee’s employment at any time for any reason.

6.       Termination in the Event of Death or Disability. For purposes of this Agreement, “Permanent Disability” shall mean a disability that would entitle Employee to receive benefits under the Company’s long-term disability plan as in effect from time to time or, if no such policy be in effect, which prevents the Employee from performing his duties hereunder for one hundred eighty (180) consecutive days or more.

(a)       In the event that Employee’s employment is terminated as a result of the Employee’s permanent disability or by the Employee’s death, then Employee or his Estate shall only be entitled to receive Base Salary and Bonuses already earned and accrued through the date of termination.

(b)       In the event of termination of the Employee due to Employee’s death or permanent disability, Employee’s benefits under the Company’s 2006 Stock Option Plan shall terminate pursuant to the terms set forth in such plan. Notwithstanding the foregoing, in the event of termination due to death, Employee’s option shall immediately vest. All other such benefits identified herein shall be maintained and in effect for three (3) additional months by the Company. After the termination of Employee’s employment under this Section 6 and payment of all amounts due to Employee under the terms of this Agreement, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein (other than benefits required to be provided by applicable law or under the terms of any employee benefit of the Company in which the Employee was a participant) to Employee shall thereupon cease and terminate.

7.       No Conflicts of Interest. The Employee shall not, directly or indirectly, engage or become interested in any other business, whether or not such business is competitive with the business of the Company, during the period of the Employee’s employment hereunder, or any renewals or extensions thereof.

8.       Nondisclosure of Confidential Information; Ownership of Inventions. The Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation, competitor or other entity, any Confidential Information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a Court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a Committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information.

For purposes of this Section 8, “Confidential Information” shall mean non-public information concerning financial data, strategic business plans, sales or marketing plans, or other proprietary marketing data, proprietary information, contracts or agreements with customers, vendors or consultants, and other non-public, proprietary and confidential information of the Company or any of the Company’s affiliates that is not otherwise available to the public (other than by the Employee’s breach of the terms hereof).

Employee further agrees that (a) all inventions, developments or improvements made by Employee, either alone or in conjunction with others, during the course of Employee’s employment by the Company or any affiliate of the Company, if reduced to writing or practice during such Term, which relate to the business of the Company or any of its affiliates, shall be the exclusive property of the Company. Employee shall promptly disclose any such invention, development or improvement to the Company, and, at the request and expense of the Company, shall assign all of Employee’s rights to the same to the Company. Employee shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country, which the Company desire to file.

All copyrightable work by Employee relating to the businees of the Company or any affiliate of the Company during the Term of Employee’s employment by the Company or any of its affiliates is intended to be “work made for hire” as defined in Section101 of the Copyright Act of 1976, as amended, and shall be the property of the Company. If the copyright to any such copyrightable work is not the property of the Company by operation of law, Employee will assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every reasonable way, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewal thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not.

9.       Non-solicitation. For a period two (2) years from the date of termination of this agreement Employee shall not contact or solicit any of the Company’s customers, shareholders, partners, members or employees.

10.       Covenant Not to Compete. Employee will not, at any time, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company or the business of any affiliate of the Company, as such business may be conducted on the date thereof or hereafter, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by the Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. As used in this Agreement, the business of the Company shall be deemed to include any business which directly competes with the Company or any of the Company’s affiliates.

11.       Specific Performance. Since the Company will be irreparably damaged if the provisions of Sections 7 - 10 hereof are not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Agreement by the Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

12.       Notices. All notices or communications hereunder shall be in writing, addressed as follows:

If to the Company, to:	Juma Acquisition Corp.
154 Toledo Street
Farmingdale, NY 11735
Attention: David Giangano

; if to the Employee, to the address set forth in the preamble of this Agreement.

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

13.       Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement or any other occasion. Any waiver must be in writing with proper notice given as per Section 10 above.

14.       Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

15.       Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any affiliate or successor (whether by merger, purchase or otherwise) of all or substantially all of the stock, assets or businesses of the Company, if such affiliate or successor expressly agrees to assume the obligations of the Company hereunder.

16.       Amendment. This Agreement may only be changed, modified or amended by written agreement of the parties hereto. Any alleged oral modifications or amendments shall be deemed null and void.

17.       Beneficiaries; References. The Employee shall be entitled to select (and change to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Employee’s death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

18.       Survival. Notwithstanding the termination of the Employee’s employment hereunder, the provisions hereof shall, unless the context otherwise requires, survive such termination.

19.       Complete Agreement. This Agreement contains the entire understanding between the parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and the Employee as to employment matters.

20.       Withholding. The Company shall be entitled to withhold from payment to the Employee, any amount of withholding required by law.

21.       Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

22.       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

23.       Attorneys’ Fees. In the event that any proceeding has been commenced to interpret, construe, or enforce this Agreement, the prevailing party shall be entitled to seek its reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

JUMA ACQUISITION CORP.

By:
Name:
Title:

COMPANY NAME CORPORATION

By:
Name:
Title:

Schedule A

Juma Acquisition Corp.
Salary & Benefit Table

Name and Title	Salary	Annual Bonus
Albert Rodriquez	$ 125,000	As determined by the Board of Directors of the Company, up to five times base salary-in a combination of cash and restricted stock of Juma (50-50)-based on mutually agreed upon performance criteria.